Exhibit 99.1

(1)         This Statement on Form 4 reflects the settlement on June 3, 2013 of cash-settled restricted stock units previously granted by Noranda Aluminum Holdings Corporation (the “Issuer”) to Apollo Management VI, L.P. (“Management VI”).  The restricted stock units that were settled on June 3, 2013 included restricted stock units previously granted by the Issuer to Management VI that vested on June 1, 2013, including a grant of 164.6462 cash-settled restricted stock units made on March 27, 2013 and a grant of 168.5202 cash-settled restricted stock units made on May 30, 2013.  The grants of cash-settled restricted stock units on March 27, 2013 and May 30, 2013 were made with respect to cash-settled restricted stock units held by Management VI in lieu of a recurring cash dividend, payable quarterly, of $0.04 per share on the outstanding shares of the Issuer’s common stock, and as such were exempt under Rule 16a-9.  The vesting of the restricted stock units was subject to the continued service of certain individuals nominated by Management VI or its affiliates to serve as directors of the Issuer, with prorated vesting in the event that some but not all of such individuals ceased service prior to the vesting date.  The number of restricted stock units that vested on June 1, 2013 and were settled on June 3, 2013 reflects vesting on a prorated basis due to the departure of one of those individuals.  In connection with the settlement, Management VI received a cash payment from the Issuer of $4.04 for each restricted stock unit that vested on June 1, 2013.  The cash-settled restricted stock units that were previously granted to Management VI but that did not vest on June 1, 2013 were forfeited under the terms of the restricted stock unit award for no consideration and are no longer held by Management VI.  All of the cash-settled restricted stock units were held by Management VI for its own benefit.

This Statement on Form 4 also reflects the Issuer’s grant on June 17, 2013 of 17,500 cash-settled restricted stock units that were granted to Management VI in lieu of restricted stock units that would otherwise be granted under the Issuer’s director compensation program to the following directors, each of whom is a full-time employee of affiliates of Management VI: Eric L. Press, Gareth Turner, Matthew H. Nord, and Matthew R. Michelini (the “Apollo Individuals”).  The restricted stock units will vest on June 1, 2014, subject to the continued service of the Apollo Individuals as directors of the Issuer, with prorated vesting in the event that some but not all of the Apollo Individuals cease such service.  The cash-settled restricted stock units are held by Management VI for its own benefit.

AIF VI Management, LLC (“AIF VI Management”) is the general partner of Management VI.  Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.  Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers, of Management Holdings GP.  Each of AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of any of the restricted stock units granted to Management VI, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address for Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, New York 10019.